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                                  EXHIBIT 21.1

NAME OF SUBSIDIARY                       JURISDICTION OF INCORPORATION
------------------                       -----------------------------

Actar Airforce, Inc.                              Canada

Breas Medical AB                                  Sweden

Marquest Medical Products, Inc.                   Colorado

Sleep Services of America, Inc.
(formerly, National Sleep
Technologies, Inc.)                               Maryland

Stelex-The Validation Group, Inc.
(formerly, The Validation Group, Inc.)            Pennsylvania

Thomas Medical Products, Inc.                     Pennsylvania

Vital Pharma, Inc.                                Florida

Vital Signs California, Inc.                      California

Vital Signs Limited                               United Kingdom

Vital Signs MN, Inc.                              Minnesota

Vital Signs Export, Inc.                          Barbados


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